ETERNAL ENERGY CORP. AND AMERICAN EAGLE ENERGY
ANNOUNCE CLOSING THE MERGER; ETERNAL ENERGY CORP.
CHANGES NAME AND EFFECTS 1-for-4.5 REVERSE STOCK SPLIT

Littleton, Colorado; December 20, 2011 – Eternal Energy Corp. (OTCBB: EERG; the “Company” or “EERG”) and American Eagle Energy Inc. (OTCBB: AMZG; “AMZG”) are pleased to announce that they have closed their merger.  The new name of the merged company is “American Eagle Energy Corporation.”

For the next 20 trading days, the Company’s common stock will continue to be quoted for trading on the OTC Bulletin Board and OTC Markets Group, Inc.’s OTCQB tier under the trading symbol “EERGD”; its new CUSIP number is 02554F102.

At the closing of the merger (and immediately prior to the 1-for-4.5 reverse stock split), AMZG’s stockholders received approximately 3.641 shares of the Company’s common stock for each share of AMZG common stock that they owned on November 28, 2011.

Following the reverse stock split, the Company has approximately 45,560,000 shares of its common stock outstanding.  Legacy stockholders of EERG do not need to surrender their old stock certificates unless they sell their shares; but, they may exchange their old stock certificates for new certificates reflecting the reverse split and the Company’s new name if they want.

All holders of AMZG common stock will receive a full share of Company common stock if they would have received a fractional share as a result of the merger.  Further, the Company may also issue additional shares of its post-merger, post-reverse stock split common stock to any record or beneficial holder as of the merger, who, solely as a result of the reverse split, without such additional issuance, would otherwise lose the status as a holder of a round lot.

“We are delighted to have closed our merger with American Eagle Energy Inc.  As we recently announced, production from our Hardy 4-16 well continues to range from 120 to 140 BOPD and last week received approximately $14 million from the sale of 75% of our working interest in the West Spyglass Prospect located in western Divide County, North Dakota and eastern Sheridan County, Montana, where will continue to be the operator,” stated Brad Colby, American Eagle Energy Corporation’s Chief Executive Officer and President.  “We welcome the AMZG stockholders to the combined company and look forward to increasing stockholder value for all of our stockholders, old and new.”

Upon the closing of the merger, Richard Findley was elected as Chairman of the Board; Bradley M. Colby will remain as President, Chief Executive Officer, and Treasurer, and a Director; Thomas Lantz was appointed as Chief Operating Officer; Paul E. Rumler will remain as Secretary and a Director; John Anderson will remain as a Director; and Sean Mitchell was elected as a Director of the Company.

About American Eagle Energy Corporation (formerly Eternal Energy Corp.) and American Eagle Energy Inc.:

American Eagle Energy Corporation (formerly Eternal Energy Corp.) is an oil and gas company engaged in the exploration of petroleum and natural gas.  The Company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.  In the fourth quarter of its 2011 fiscal year, the Company merged with American Eagle Energy Inc.

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read (i) AMZG’s Annual Report on Form 10-K for the eight-month period ended December 31, 2010 , and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2011 , and (ii) EERG’s Annual Report on Form 10-K for the year ended December 31, 2010 , and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2011 , as well as the other documents filed by the companies with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this joint press release.  Interested persons are able to obtain free copies of filings containing information about EERG and AMZG at the Securities and Exchange Commission’s internet site (http://www.sec.gov).  Neither company assumes an obligation to update any of these forward-looking statements.

CONTACT:	Bradley Colby
American Eagle Energy Corporation
303-798-5235